Exhibit 10.19

PERSONAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (this "Agreement") is entered into this 7th day of February, 2007, by and between Metamorefix Ltd. (513935221), a company organized under the laws of the State of Israel (the "Company") and Mrs. Mazal Dahan (Israeli I.D. 058488883) (the "Employee").

WITNESSETH

WHEREAS,
the Company has been established for the purpose of engaging, directly or through subsidiaries and affiliates, in the research, development, manufacture and marketing (collectively, the “Business”) of Aesthetic medicine

WHEREAS,	the Company desires to engage Employee as its Employee represents that she has the requisite skill and knowledge to serve as such; and

WHEREAS,	the parties desire to state the terms and conditions of Employee's engagement by the Company, effective as of the date of this Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Appointment; the Position

1.1.
Employee shall serve as the VP R&D of the Company and, in such capacity, she shall be subject to the direction and control of the Board of Directors/ CEO of the Company. Employee shall report regularly to the board/CEO with respect to Employee's activities.

1.2.
Employee shall perform his duties hereunder at the Company's facilities in Israel; however, Employee acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel.

2.	Full-time Position.

2.1.
During the term of this Agreement and unless and until otherwise agreed, Employee shall be employed on a full-time basis. Employee shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company.

3.	Term and Termination

3.1.	This Agreement shall commence as of May 7, 2007 (the “Commencement Date”), unless terminated as hereafter provided. Any extension of this Agreement shall be negotiated between the parties.

3.2.
Notwithstanding the aforesaid, the Company shall have the right to terminate this Agreement at any time in the event of the disability of Employee (as hereinafter defined) or for any justifiable cause (as hereinafter defined) as determined by the Board of Directors. In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice. In addition, this Agreement shall automatically terminate upon death of Employee.

The term "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

The term "justifiable cause" shall mean the following: (i) Employee materially breaches this Agreement; (ii) Employee breaches trust or a fidicuary duty, in each case, owed to the Company, including but not limited to theft, embezzlement, self-dealing; (iii) Employee discloses confidential or proprietary information in breach of Section 4 hereof or engages in competitive business in breach of Section 6 hereof or fails to comply with Section 5 hereof; or (iv) Employee fails to materially comply with reasonable rule and regulations of the Company and such failure continues for 30 days after notice.

3.3.
In addition to the foregoing, following the first 12 months of employment, each party may terminate this Agreement and the employment relationship hereunder, for any reason whatsoever, at its discretion and at any time by giving the other party three months prior written notice ("Notice of Termination"). The Company is committed to employ the employee for at least 12 months from the day of commencement of employment.

3.4.
During the period following the Notice of Termination (the "Notice Period"), Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company's organization of the person or persons who will assume Employee's responsibilities.

3.5.
This Agreement shall remain in full force and effect until end of the Notice Period and there shall be no change in Employee's compensation terms with the Company or any of his obligations hereunder during such Notice period.

3.6.
Notwithstanding Section 3.5, during the Notice Period the Company may, at its discretion, relieve Employee of his position, upon which Employee shall leave the Company. Such actions shall not derogate in any way or manner whatsoever from Employee's rights to receive the Salary and all benefits hereunder, including under Section 9.7 hereunder until the end of the Notice period.

4.	Proprietary Information

4.1.
Employee acknowledges and agrees that she will have access to confidential and proprietary information concerning the Business and financial activities of the Company and information and technology regarding the Company's product research and development, including without limitation, the Company's banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques, services and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "Proprietary Information".

4.2.
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (i) was known to Employee prior to his association with the Company and can be so proven and that does not relate to the Company’s Business; (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Employee or a breach of any previous confidentiality obligation of Consultant to the Company; (iii) shall have been received by Employee from a third party having no obligation to the Company, (iv) reflects general skills and experience, not proprietary to the Company, gained during Employee's engagement by the Company, or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

4.3.
Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and after its termination, Employee will keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties hereunder

4.4.
Upon termination of his employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, and she will not take with him any documents or materials or copies thereof containing any Proprietary Information.

4.5.
Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, Employee undertakes to keep and hold all such information in strict confidence and trust, and she will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company's agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 4.4, mutatis mutandis.

4.6.	Employee's undertakings in this Section 4 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

5.	Disclosure and Assignment of Inventions

5.1.	Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its Business.

5.2.
From and after the date she first became employed with the Company, Employee undertakes and covenants that she will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets regarding the Company’s Business (the "Inventions"), whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment.

5.3.
Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, or (b) result from work performed by him for the Company, will be the sole and exclusive property of the Company ("Company Inventions").

5.4.
Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all "Moral Rights" (as defined below) that she may have in or with respect to any Company Invention. She also hereby forever waives and agrees never to assert any and all Moral Rights she may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

5.5.
Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries. She will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this Section 5.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company's request on such assistance. Employee hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

5.6.	Employee's undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

6.	Non-Competition

6.1.
Employee agrees and undertakes that she will not, so long as she is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company’s Business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

6.2.
Employee agrees and undertakes that during the period of his employment and for a period of 12 months following termination, she will not, directly or indirectly, including personally or in any business in which she is an officer, director or shareholder, for any purpose or in any place, employ any person  (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Consultant as described above only after the expiration of six months after the effective date of such termination.

6.3.
If any one or more of the terms contained in this Section 6 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

6.4.	Employee's undertakings in this Section 6 shall remain in full force and effect after termination of this Agreement or any renewal thereof, as set forth above.

7.	Salary

7.1.
The Company shall pay Employee as compensation for the employment services hereunder a monthly gross salary in the amount of 30,000 NIS (thirty thousand NIS) (as adjusted, the "Salary"). For the avoidance of doubt, and subject to Section 7.4 hereunder, unless explicitly set forth hereunder, Employee shall be entitled to the benefits set forth in Sections 8 and 9 hereunder in addition to the Salary.

7.2.	For the avoidance of doubt, Employee shall not be entitled to any cost of living increases (Tosefet Yoker).

7.3.
The Employee’s Assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Employee; therefore the provisions of the Hours of Work and Rest Law - 1951, will not apply to the Employee and she will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

7.4.
For the avoidance of all doubt, it is hereby clarified that all payments to the Employee by the Company, and without derogating from the generality of the foregoing, the Salary and other benefits and payments of any kind, as provided in this Agreement, are stated in gross figures, and all applicable taxes and/or charges shall be deducted at the time of payment, pursuant to any applicable law, unless otherwise set forth in this Agreement.

8.	Social Insurance and Benefits

8.1.
The Company shall insure Employee under an accepted "Manager's Insurance Scheme" and/or a comprehensive financial arrangement, at the election of the Employee, which in each case shall provide insurance in the event of illness or disability (hereinafter referred to as the “Managers Insurance”).

8.2.
The Company and Employee shall open and maintain a Keren Hishtalmut Fund. The Company shall contribute to such Fund an amount equal to 7-1/2% of each monthly Salary payment, and Employee shall contribute to such Fund an amount equal to 2-1/2% of each monthly Salary payment. Employee hereby instructs the Company to transfer to such Fund the amount of Employee's and the Company's contribution from each monthly Salary payment.

8.3.
Upon termination of the Employment Agreement, unless terminated by the Company for justifiable cause, as defined in Section 3.2, Employee shall be entitled to all the amounts accrued in the Managers Insurance and Keren Hishtalmut Fund.

9.	Additional Benefits; Review

9.1.
Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, telephone calls, lodging, meals and entertainment whether in Israel or abroad, in each case incurred in the course of Employee’s duties hereunder and in connection therewith, provided Employee provides proper documentation and provided further that such business expenses are in accordance with the policies determined by the Board of Directors of the Company from time to time.

9.2.	Employee shall be entitled to cumulative paid vacations of 20 working days per year.

9.3.	Employee shall be entitled to sick leave and Recreation Pay according to applicable law.

9.4.
The Company shall provide a car to Employee, for his exclusive use. The Company shall bear all of the fixed and variable maintenance costs, including but not limited to licenses, insurance, gas and repairs.

9.5.	Employee shall be entitled to the use of a Company's cellular phone.

10.	Stock option

The Company shall grant to the Employee options to purchase up to 160 shares of Common Stock of the Company, under the following terms:

10.1.	Vesting over 4 years – 12.5% of the options shall vest at the end of each 6 months of employment, commencing from the date of grant;

10.2.	Only vested options may be exercised;

10.3.	Upon termination of this Employment Agreement, all un-vested options expire;

10.4.	Exercise price – 0.1NIS;

10.5.
Exercise period –until  the earlier of the following events: (i) December 31st, 2015; (ii) immediately prior to a merger or S&A agreement where the Company is not the surviving entity; (iii) immediately prior to an I.P.O; (iv) 12 months after termination of Employer-Employee relations;

10.6.	All applicable taxes to be borne by the employee;

10.7.
The option grant is subject however to signing an Options Agreement by and between the Employee and the Company and additional terms as will be set forth in an Option Plan to be adopted by the Board of Directors of the Company.

10.8.	The issue and exercise of the Options, and the issue of shares thereby, shall not entail or create any liability on the part of the Company for social or other payments, rights and benefits.

11.	Mutual Representations

11.1.
Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which s is a party or by which she is bound, and (ii) do not require the consent of any person or entity.

11.2.
The Company represents and warrants to Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

11.3.
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

12.	Notice; Addresses

12.1.	The address of the Company and the address of the Employee for purposes of this Agreement shall be the address set forth above, or any other address which shall be provided by due notice.

12.2.
All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

13.	Miscellaneous

13.1.	The preamble to this Agreement constitutes an integral part hereof.

13.2.	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

13.3.
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.4.
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

13.5.
Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

13.6.
This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

13.7.
This Agreement is the only agreement between the parties on the subject matter of the Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement.

13.8.
It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY	EMPLOYEE

/s/ Moshe Mizrahi	/s/ Mazal Dahan
Name: Moshe Mizrahi	Name: Mazal Dahan
Title: [Chairman]